Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2023 results
Record Quarterly Revenue of $111M, End of Quarter ARR of $99M
EPS of $0.16, Adjusted EPS of $0.50
(Minneapolis, MN, May 4, 2023) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its second fiscal quarter ended March 31, 2023.

Second Fiscal Quarter 2023 Results Compared to Second Fiscal Quarter 2022 Results

•Revenue was $111 million, an increase of 17%.

•Gross profit margin was 56.6% versus 54.9%. Gross profit margin excluding amortization was 57.4% compared to 56.3%.

•Net income per diluted share was $0.16, up from $0.08, an increase of 100%.

•Adjusted EPS was $0.50 per diluted share, an increase of 22%.

•Adjusted EBITDA was $24 million, an increase of 22%.

•Annualized Recurring Revenue (ARR) was $99 million at quarter end, an increase of 10%.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.

“Digi posted our ninth consecutive record quarter,” said Ron Konezny, President and Chief Executive Officer. “Our fiscal second quarter saw strength across all our business units and geographies. We are nearing the second of our “100” objectives, with Annualized Recurring Revenues likely to be the next achievement. A heartfelt thank you to our customers, partners and teammates in helping us all succeed.”
Segment Results
IoT Product & Services
The segment's second fiscal quarter 2023 revenues of $86 million increased 20% from the same period in the prior fiscal year. This increase is attributable to growth in each of our product lines. ARR as of the end of the second fiscal quarter was $17 million, an increase of 21%. Gross profit margin increased 100 basis points to 54.9% of revenues for the second fiscal quarter of 2023, due to product and customer mix.
IoT Solutions
The segment's second fiscal quarter 2023 revenues of $25 million increased 8% from the same period in the prior fiscal year. This increase was a result of increased sales of both SmartSense and Ventus offerings. ARR as of the end of the second fiscal quarter was over $82 million, an increase of 8%. Gross profit margin increased 450 basis points to 62.4%, due to product and customer mix in the second fiscal quarter of 2023.

Digi International Reports Second Fiscal Quarter 2023 Results
Third Fiscal Quarter 2023 and Full-Year 2023 Guidance
With consideration to the supply chain and the other challenging macro conditions, we are providing the following guidance for our third quarter and full-year fiscal 2023:
We expect to see revenue of $107 million to $111 million, with Adjusted EBITDA between $23.0 million and $24.0 million. Using a diluted share count of 37.3 million shares outstanding, we project our Adjusted EPS to be $0.47 to $0.49 per diluted share. We provide earnings guidance on a non-GAAP basis as it is difficult to predict with reasonable certainty items including but not limited to the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
Based on our fiscal Q2 performance, and our fiscal Q3 guidance, we have stronger confidence in our annual projections for full year 2023. We now expect to grow annual revenues at least 12% as the supply chain continues to ease and demand remains strong. We expect ARR and Adjusted EBITDA to grow faster than our revenue growth.
Second Fiscal Quarter 2023 Conference Call Details
As announced on April 12, 2023, Digi will discuss its second fiscal quarter results on a conference call on Thursday, May 4, 2023 at 10:00 a.m. ET (9:00 a.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register.vevent.com/register/BI818797db6f104a7b9c255b954261836e. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/29tanhzz.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release, as well as a shareholder letter relating to our second fiscal quarter results can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "plan," "potential," "project," "should," or "continue," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the ongoing supply chain and transportation challenges impacting businesses globally, the ongoing COVID-19 pandemic and efforts to mitigate the same, risks related to ongoing inflationary pressures and the monetary policies of governments globally as well as present concerns about a potential recession and the ability of companies like us to operate a global business in such conditions, risks arising from the present war in Ukraine, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our

Digi International Reports Second Fiscal Quarter 2023 Results
control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2022, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Second Fiscal Quarter 2023 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Second Fiscal Quarter 2023 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2023	2022	2023	2022
Revenue	$111,144	$94,713	$220,450	$178,970
Cost of sales	48,272	42,729	96,057	79,105
Gross profit	62,872	51,984	124,393	99,865
Operating expenses:
Sales and marketing	20,341	17,776	39,447	33,095
Research and development	15,155	13,819	29,249	27,231
General and administrative	15,201	12,825	31,559	28,176
Operating expenses	50,697	44,420	100,255	88,502
Operating income	12,175	7,564	24,138	11,363
Other income, net:
Other expense, net	(6,346)	(4,324)	(12,300)	(9,324)
Income before income taxes	5,829	3,240	11,838	2,039
Income tax (benefit) provision	(70)	393	160	(1,995)
Net income	$5,899	$2,847	$11,678	$4,034

Net income per common share:
Basic	$0.16	$0.08	$0.33	$0.12
Diluted	$0.16	$0.08	$0.32	$0.11
Weighted average common shares:
Basic	35,791	35,015	35,698	34,785
Diluted	36,730	35,608	36,821	35,710

Digi International Reports Second Fiscal Quarter 2023 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2023	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31,660	$34,900
Accounts receivable, net	44,900	50,450
Inventories	83,065	73,223
Income taxes receivable	4,778	3,764
Other current assets	4,663	3,871
Total current assets	169,066	166,208
Non-current assets	678,682	687,687
Total assets	$847,748	$853,895
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,523	$15,523
Accounts payable	20,725	32,373
Other current liabilities	47,521	48,611
Total current liabilities	83,769	96,507
Long-term debt	214,062	222,448
Other non-current liabilities	29,738	33,427
Non-current liabilities	243,800	255,875
Total liabilities	327,569	352,382
Total stockholders’ equity	520,179	501,513
Total liabilities and stockholders’ equity	$847,748	$853,895

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2023	2022
		(Restated) (1)
Net cash provided by operating activities	$9,607	$11,758
Net cash used in investing activities	(2,855)	(349,186)
Net cash (used in) provided by financing activities	(10,187)	227,048
Effect of exchange rate changes on cash and cash equivalents	195	(666)
Net decrease in cash and cash equivalents	(3,240)	(111,046)
Cash and cash equivalents, beginning of period	34,900	152,432
Cash and cash equivalents, end of period	$31,660	$41,386
(1) We have restated the condensed consolidated statement of cash flows for the six months ended March 31, 2022. We corrected $13.4 million of debt issuance costs previously recorded within operating activities and correctly presented the cash outflows within financing activities. We also corrected $2.3 million of amortization of debt issuance costs previously included within financing activities moving these to operating activities.

Digi International Reports Second Fiscal Quarter 2023 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended March 31,				Six months ended March 31,
	2023		2022		2023		2022
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$111,144	100.0%	$94,713	100.0%	$220,450	100.0%	$178,970	100.0%

Net income	$5,899		$2,847		$11,678		$4,034
Interest expense, net	6,393		4,463		12,364		9,361
Income tax expense (benefit)	(70)		393		160		(1,995)
Depreciation and amortization	7,846		8,784		15,958		16,646
Stock-based compensation	3,465		2,242		6,333		4,259
Restructuring charge	23		—		46		109
Acquisition expense	307		796		688		4,081
Adjusted EBITDA	$23,863	21.5%	$19,525	20.6%	$47,227	21.4%	$36,495	20.4%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2023		2022		2023		2022
Net income and net income per diluted share	$5,899	$0.16	$2,847	$0.08	$11,678	$0.32	$4,034	$0.11
Amortization	6,251	0.17	7,045	0.20	12,714	0.35	13,354	0.37
Stock-based compensation	3,465	0.09	2,242	0.06	6,333	0.17	4,259	0.12
Other non-operating income	(47)	—	(139)	—	(64)	—	(37)	—
Acquisition expense	307	0.01	796	0.02	688	0.02	4,081	0.11
Restructuring charge	23	—	—	—	46	—	109	—
Interest expense, net	6,393	0.17	4,463	0.13	12,364	0.34	9,361	0.26
Tax effect from the above adjustments (1)	(4,626)	(0.12)	(2,760)	(0.08)	(9,495)	(0.27)	(5,766)	(0.16)
Discrete tax expenses (benefits) (2)	557	0.02	(15)	—	1,749	0.05	(2,190)	(0.05)
Adjusted net income and adjusted net income per diluted share (3)	$18,222	$0.50	$14,479	$0.41	$36,013	$0.98	$27,205	$0.76
Diluted weighted average common shares		36,730		35,608		36,821		35,710
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2023 and 2022 based on adjusted net income.
(2)For the three and six months ended March 31, 2023 and 2022 discrete tax expenses (benefits) primarily are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.